[Letterhead of Concord Energy Incorporated]


                                                          October 20, 1997

Dear Stockholders:

      You are cordially invited to attend the 1997 Annual Meeting of Stockholders of Concord Energy Incorporated to be held on Friday, November 14, 1997, at 10:00 A.M. at the headquarters of Concord Energy Incorporated located at 1515 Simmons St., Jourdanton, Texas. We hope that you will be able to attend the meeting. Matters on which action will be taken at the meeting are explained in detail in the Notice and Proxy Statement following this letter.

      Whether or not you expect to be present and regardless of the number of shares you own, please mark, sign and mail the enclosed proxy in the envelope provided.


                                       Sincerely,


                                       /s/ Deral Knight

                                       Deral Knight
                                       Chairman of the Board, President and
                                       Chief Executive Officer

DK/sjb

                           CONCORD ENERGY INCORPORATED
                         1515 Simmons St. - P.O. Box 216
                             Jourdanton, Texas 78026


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 14, 1997


To the Stockholders of
Concord Energy Incorporated

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Concord Energy Incorporated (the "Company") will be held at the headquarters of Concord Energy Incorporated at 1515 Simmons St., Jourdanton, Texas 78026, on Friday, November 14, 1997 at 10:00 A.M., local time, for the following purposes:

      (1)   To elect four directors;

      (2)   To approve the appointment of auditors for the 1998 fiscal year; and

      (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

      In accordance with the Bylaws of the Company and a resolution of the Board of Directors, the record date for the meeting has been fixed at October 8, 1997. Only stockholders of record at the close of business on that date will be entitled to vote at the meeting or any adjournment thereof.

              Stockholders who do not expect to attend the meeting in person are urged to sign the enclosed proxy and return it promptly to the Company. A return envelope is enclosed for that purpose.

                                       By Order of the Board of Directors



                                       /s/ Shirley J. Boyle

                                       Shirley J. Boyle
                                       Secretary

DATED: October 20, 1997

                           CONCORD ENERGY INCORPORATED
                         1515 Simmons St. - P.O. Box 216
                             Jourdanton, Texas 78026


                                 PROXY STATEMENT

                           --------------------------

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Concord Energy Incorporated, a Delaware Corporation (the "Company"), of proxies to be voted at the 1997 Annual Meeting of Stockholders to be held at the headquarters of Concord Energy Incorporated located at 1515 Simmons St., Jourdanton, Texas 78026, at 10:00 A.M. on Friday, November 14, 1997, and at any adjournment or adjournments thereof (the "Meeting"). This Proxy Statement and the accompanying proxy are being mailed to stockholders on or about October 20, 1997.

VOTING AND PROXIES

      Only holders of record of common stock, par value $.0001 per share ("Common Stock"), of the Company at the close of business on October 8, 1997 shall be entitled to vote at the Meeting. There were 6,045,745 shares of Common Stock issued and outstanding on the record date. Stockholders are entitled to one vote for each share of Common Stock held as of the record date. Any stockholder giving a proxy has the power to revoke the same at any time prior to its use by giving notice in person or in writing to the Secretary of the Company.

      Votes cast by proxy or in person at the Meeting will be tabulated by the inspector of election appointed for the meeting by the Board of Directors of the Company. A quorum for the transaction of business at the Meeting requires representation, in person or by proxy, of a majority of the issued and outstanding shares of Common Stock. The inspector of election will treat abstentions and broker non-votes as shares that are present for purposes of determining the presence of a quorum.

      The four nominees for directors of the Company receiving the highest vote totals will be elected as directors of the Company. Accordingly, abstentions and broker non-votes will not be included in the vote totals and will thus not affect the outcome of the vote. All other matters to be voted on will be decided by the affirmative vote of the holders of a majority of the shares of Common Stock voting on the proposal in person or by proxy. Thus, abstentions and broker non-votes will not be included in the vote totals and will not effect the outcome of the vote.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

      Based upon information received from the persons concerned, each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, each director and nominee for director, and all directors and officers of the Company as a group, owned beneficially as of October 8, 1997 the number and percentage outstanding shares of Common Stock indicated in the following table:

     Name and Address of                Number of
      Beneficial Owner                    Shares          Percent of Class
      ----------------                    ------          ----------------

Deral Knight                             360,000               5.95%
115 Cynthia Drive
Pleasanton, TX 78064

Barry Laidlaw                                  0                  0
1616 Continental Drive
Pleasanton, TX 78064

Dr. Neal Glass                            23,971               0.40%
100 Dawn Lane, Suite #2
Waverly, OH  45690

Gilbert Goldstein                              0                  0
13161 Burgandy Drive South
Palm Beach, FL 33410-1479

All Directors and Officers as a
  Group (5 persons)                      383,971               6.35%

      To the best of the Company's knowledge, each of the indicated persons or entities exercises sole voting and investment power with respect to all shares beneficially owned by him or it.

                                  PROPOSAL ONE
                              ELECTION OF DIRECTORS

      Four directors, constituting the entire Board of Directors, are to be elected at the Meeting to hold office for a term until the next annual meeting of stockholders and until their respective successors have been duly qualified. Unless a proxy shall specify that it is not to be voted for the directors, it is intended that the shares represented by each duly executed and returned proxy will be voted IN FAVOR of the election as directors of the persons named below.

      Each of the persons named below is a nominee for the Board of Directors and, except for Gilbert Goldstein, is also an incumbent director of the Company. If for any reason any nominee is not a candidate for election at the Meeting, such proxies will be voted for a substitute nominee and for the others named below. The Board does not anticipate that any of the nominees will not be a candidate. There are no family relationships among any of the directors. Information regarding each nominee is set forth below under "Management - Director and Officers."

                  Deral Knight
                  Barry Laidlaw
                  Dr. Neal Glass
                  Gilbert Goldstein

                  MANAGEMENT - DIRECTORS AND OFFICERS

      The following table sets forth the names and ages of all current Directors and executive officers of the Company and all persons nominated or chosen to become such, as well as the position(s) in the Company held by, or proposed to be held by, them.

NAME                 Age            Position                       Director or
                                                                   Officer Since

Deral Knight         56   Chairman of the Board,                   1996
                          President, Chief Executive
                          Officer and Director

Barry Laidlaw        48   Director                                 1996
                          President of Concord Operating, Inc.
                          President of Knight Equipment &
                          Manufacturing Corp. (KEMCO)

Shirley J. Boyle     51   Corporate Secretary                      1997

Scott Kalish         38   Chief Accounting Officer - Treasurer     1993

Neal Glass           50   Director                                 1993

Gilbert Goldstein    67   Nominee for Director                      --

Deral Knight - Chairman of the Board, President, Chief Executive Officer and Director. Mr. Knight is the founder of Knight Equipment and Manufacturing Corporation ("KEMCO"), a wholly-owned subsidiary of the Company. He has been involved in the oil and gas industry in various capacities since 1973. He received a BS in Chemical Engineering from Oklahoma University.

Barry Laidlaw - President of Concord Operating, Inc., a wholly-owned subsidiary of the Company, and Director of the Company. Prior to the organization of Concord Operating, Inc., Mr. Laidlaw was President of West Gas, Inc., where he was involved in all aspects of oil and gas business from negotiating contracts to field operations.

Shirley J. Boyle - Secretary. Mrs. Boyle has been with KEMCO from its inception in 1992 and originally began working for Mr. Knight as an administrative assistant in 1983. Mrs. Boyle's responsibilities have included management, administration, bookkeeping, employee relations and secretarial. Prior to joining KEMCO, Mrs. Boyle was a legal secretary. Mrs. Boyle is a graduate of New London Business College.

Scott Kalish - Chief Accounting Officer/Treasurer. Mr. Kalish has served as the Company's Chief Accounting Officer since 1991. Previously, he was supervisor of financial accounting at Elf Acquitaine Offshore ("Elf"). Prior to his association with Elf, he was an oil and gas accounting supervisor with Cliffs Drilling Company. Mr. Kalish is a graduate of Roger Williams College.

Dr. Neal Glass - Director. Upon the consummation of the transaction with Monoclonal International Technology, Inc. ("Monoclonal"), Dr. Neal R. Glass, M.D., became a director of the Company. Dr. Glass is a general surgeon who received his undergraduate training at New York University (1964-1968) and his M.D. degree from the State University of New York (1968-1972), where he also received his postgraduate surgical training (1972-1978). Dr. Glass has been an assistant and associate professor of surgery at the University of Wisconsin (1978-1985), and a professor of surgery at Texas Tech University in Lubbock (1985-1989), where he initiated and directed an organ procurement and transplant program. From 1989-1993 he directed organ transplant programs at St. Louis University and subsequently at Our Lady of Lourdes Medical Center in Camden, N.J. Dr. Glass is a member of numerous professional organizations, including the American College of Surgeons and the American Society of Transplant Surgeons. During his academic career, he published and lectured extensively in peer-reviewed medical journals and at peer-reviewed national medial meetings. Since 1993, he has been in private practice in south-central Ohio.

Gilbert Goldstein - Nominee for Director. For more than thirty years Mr. Goldstein has been self employed in the field of real estate investment and development of shopping centers, office buildings, industrial parks, condominium projects, land development, etc. He is also actively involved in venture capital and oil and gas investments and numerous other entrepreneurial activities. He supports and has been involved in numerous charitable activities and organizations. Mr. Goldstein was an officer in the U.S. Air Force and is a graduate of Pennsylvania State University. He is presently president of six privately held corporations and has been a director of four public corporations and is a consultant to other public corporations.

     All directors and/or officers, other than Deral Knight and Shirley J. Boyle, previously served as members of the Board of Directors of Concord Energy, Inc., a Nevada Corporation, since the time of the Agreement with Monoclonal in May, 1993. In December 1995, Barry Laidlaw resigned from the Board of Directors of the Company, he agreed to rejoin the Board in May 1996. In May of 1996, Bruce Diechl resigned from the Board of Directors, and as an officer of the Company. In May 1996, Charles Fallon resigned from the Board of Directors of the Company. In May 1996, Deral Knight joined the Board of Directors of the Company. On November 22, 1996, Jerry Swon resigned his position as Director and Chairman of the Board. On November 22, 1996, Deral Knight became Chairman of the Board. On February 28, 1997 Todd Hesse resigned as Secretary of the Company. On February 28, 1997 Shirley J. Boyle became Secretary of the Company. In July 1997, Paul Chernis resigned from the Board of Directors of the Company. Officers are appointed to serve until the meeting of the Board of Directors following the next annual meeting of Stockholders and until their successors have been elected and qualified. The last annual meeting was held on August 9, 1996.

      The Company's Board of Directors holds regularly scheduled quarterly meetings. The Company does not have standing audit, nominating or compensation committees, or committees performing similar functions.

      Based solely upon a review of Forms 3, 4 and 5 furnished to the Company during its most recent fiscal year and based upon the present knowledge of management, the Company believes that there were no Section 16(a) reports untimely filed.

      During the fiscal year ended June 30, 1997, the Board of Directors held seven (7) meetings. All directors attended each of these meetings either in person or via telephone conference.

                             EXECUTIVE COMPENSATION

      The following table sets forth a summary of compensation for the fiscal year ended June 30, 1995, 1996 and 1997 paid by the Company and its subsidiaries to Deral Knight, the Chairman of the Board, President and Chief Executive Officer of the Company, Jerry Swon, the former Chairman of the Board, President and Chief Executive Officer of the Company from June 1991 until November, 1996, and Bruce Diechl, the former Executive Vice President of the Company, from May, 1991 until May, 1996. The Company did not have any executive officers other than Messrs. Knight, Swon and Diechl, whose total annual salary and bonus exceeded $100,000 for the fiscal years ended June 30, 1997, 1996 and 1995.

                           SUMMARY COMPENSATION TABLE

                               ANNUAL COMPENSATION

    Name and Principal
         Position                                Year              Salary ($)

Deral Knight, Chairman of the Board, President   1997              $133,827
and Chief Executive Officer (*)                  1996              $128,706
                                                 1995              $ 77,411

Jerry Swon, former Chairman of the Board,        1997              $132,692
President and Chief Executive Officer            1996              $150,000
                                                 1995              $150,000

Bruce Diechl (*)                                 1996              $100,000
former Executive Vice President                  1995              $100,000

*NOTE: Salaries for the fiscal years 1996 and 1995 shown above, with the exception of Deral Knight, have been allocated to listed payees out of funds paid by the Company to Integrated Energy, Inc. ("Integrated") under the management agreement (see Certain Transactions below).

      The Company did not make any option grants or any awards under a long term incentive plan to any executive officer during the fiscal year ended June 30, 1997.

      No compensation is awarded to the Directors other than the reimbursement of costs associated with attending the Board of Directors meetings.

      On November 9, 1994, KEMCO entered into an employment agreement with its President, Deral Knight. The agreement provides for him to receive a base salary of $125,000 per annum plus a bonus consisting of ten percent of KEMCO's pre-tax net profits from $1,500,000 to $2,000,000 and fifteen percent of pre-tax net profits which exceed $2,000,000. The agreement also provides for certain fringe benefits and expires May 7, 2000.

                              CERTAIN TRANSACTIONS

      Jerry Swon, former President and former Chairman of the Board of the Company owns all of the outstanding stock of Integrated, which was formerly a shareholder of the Company. Integrated had provided certain services to the Company pursuant to a management agreement (see below).

      The Company and Integrated, entered into an agreement in June, 1991 that required Integrated to provide certain management, administrative and accounting services to the Company and its subsidiaries, Concord and COI, for $116,000 per month through June 30, 1996. While the agreement was in effect, the Company was also entitled to a percentage of all the syndicated retail partnership gross sales made by Integrated. As additional consideration for the agreement, Integrated assigned to the Company, effective June 1, 1991 through March 31, 1994, its revenue sharing interest in all program syndication's. In fiscal 1996, the Company recorded $140,000 in syndication income. The services provided by Integrated Energy, Inc. included the receipt of cash for oil and gas sales and the payment of operating and capital expenditures on behalf of the Company. As of July 1, 1996, the management agreement was terminated.

      In conjunction with the above referenced agreement, the Company and Integrated entered into an agreement by which the associated receivables and payables may be netted. At June 30, 1997, the Company has a net payable due to Integrated of $6,943. At June 30, 1996, the Company had a net receivable due from Integrated of $236,415.

      As part of its ongoing operations, the Company conducts business with Atascosa Electric Services ("AES"), an entity which is owned by a relative of Deral Knight, who is also a stockholder of the Company.

      On December 5, 1996, KEMCO entered into a lease agreement with Deral Knight, CEO, Chairman of the Board of Directors, and a stockholder of the Company. The lease is for 2.42 acres of land located adjacent to property which KEMCO owns and includes a 3,200 square ft. shop building and office trailer. The lease is for five years at a cost of $975 per month.

      Under the provisions of the agreement whereby the Company acquired Deral Knight's stock in KEMCO, Deral Knight has agreed to return to the Company, Concord common stock valued at $6.25 per share to the extent that Deral Knight owed money to the Company at June 30, 1996. Accordingly, in liquidation of the receivable balance, 17,130 shares of Company common stock are reflected as having been returned to the Company.

      In August, 1995, the Company's board of directors considered the acquisition of a 63% interest in IPS. At that time, the acquisition involved a cash investment of $1.4 million. The Company's board declined to make the acquisition at that time because the Company needed to conserve its available cash following the recent acquisition of KEMCO. The board was also concerned because IPS had just completed its development stage, had no written orders and was just starting to market its products. After the board passed on the IPS transaction, former Company president Jerry Swon disclosed to the board that he wished to pursue the IPS venture through a company controlled by him.

      Thereafter, on August 22, 1995, IPS entered into an agreement with Tucker Financial, Inc. ("Tucker"), a company controlled by former Company President Jerry Swon, whereby Tucker provided funding to IPS in the amount of $300,000, as part of an agreement that gave Tucker the right to acquire up to 63% of IPS by furnishing a total of $1.4 million in working capital to IPS.

      On October 18, 1995 Tucker arranged with an entity known as the SMR Group to provide net equity capital to IPS in the amount of $1.4 million for a 25% interest in IPS. That arrangement contemplated combining IPS with a public company in which Tucker would have held a 28% interest. The sum of $300,000 was to be repaid by IPS to Tucker. No such repayment actually took place because the deal between IPS and SMR Group was never finalized.

      On December 12, 1995, Mr. Swon, recommended that the Company's board of directors reconsider the acquisition of IPS based on the progress made by that company during the second half of 1995, and the immediate outlook for IPS and its principal products. Mr. Swon advised the board that he felt confident that the acquisition could be made for stock at this time and that IPS's agreement with the SMR Group could be terminated. The board authorized him to negotiate with IPS and report back at a subsequent meeting.

      On December 26, 1995, Mr. Swon advised the Company's board of directors that 100% of IPS could be purchased for 600,000 shares of the Company's common stock. He also indicated that an additional 100,000 shares could eliminate $400,000 of indebtedness including $300,000 in debt that IPS had incurred in connection with the financing arranged by Tucker. Mr. Swon advised the board that IPS would require up to an estimated $700,000 in working capital during the next 12 months, and the Company would assist IPS in raising or obtaining these funds. The board unanimously resolved to purchase IPS on the proposed terms.

      As part of the acquisition, Tucker relinquished its right to purchase IPS shares as described above. The individuals acquiring Company shares included ten persons who received 45% of the Concord stock issued as consideration for IPS. The Company is currently investigating whether these individuals were entitled to receive the shares issued to them.

      At the time of the IPS acquisition there existed a royalty agreement with its president for any related oil and gas industry applications developed from the original idea of developing a set of proprietary software programs. Royalties under this agreement are calculated as follows: 1% of the first $1,500,000 of gross revenue, and 5% of gross revenue thereafter. The agreement expires December 31, 2015.

      In March 1996, the Company finalized a sale of gas processing and related equipment to Integrated for $550,000. The Company's profit on the sale of these items was approximately $200,000. On November 22, 1996, the Company repurchased from Integrated the gas processing and related equipment for $361,415. The purchase price was netted against the net receivable due from Integrated at June 30, 1996 of $236,415 which resulted in a net payment to Integrated of $125,000.

      In June 1996, Mr. Swon returned 124,500 shares of the Company's common stock from Integrated, at a value of $3.00 per share as partial payment of Integrated intercompany debt.

      In June of 1996, the Company accepted $150,000 of expenses charged by Integrated. These expenses represented costs incurred by Integrated outside of the scope of the management contract.

      On November 22, 1996, Jerry Swon resigned as chairman and board member of the Company's board of directors. In conjunction with his resignation, the board of directors approved a severance payment of six months of his then current salary totaling $75,000.

                                  PROPOSAL TWO
                             APPOINTMENT OF AUDITORS

      The Board of Directors has appointed the firm of Hill, Kotara & Ford to examine the financial statements of the Company for the 1998 fiscal year.

      Approval of the appointment of auditors is not a matter which is required to be submitted to a vote of stockholders, but the Board of Directors considers it appropriate for the stockholders to express or withhold their approval of the appointment. If stockholder approval should be withheld, the Board of Directors would consider an alternative appointment for the succeeding fiscal year. The Board of Directors recommends that the stockholders approve the appointment of Hill, Kotara & Ford.

                              STOCKHOLDER PROPOSALS

      To be included in the Company's proxy statement and proxy relating to the Company's next Annual Meeting of Stockholders, stockholder proposals should be received by the Company on or before June 23, 1998.

                                  ANNUAL REPORT

      The Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997 has been included in the mailing of this Proxy Statement. Additional copies of the Annual Report on Form 10-KSB may be obtained by contacting the Company's offices at P.O. Box 216, Jourdanton, TX 78026 or by faxing your request to 830-769-2261.

                                  OTHER MATTERS

      As of the date of this Proxy Statement, the Board of Directors is not aware of any other matters to be presented for action at the Meeting. However, if any other matters are properly brought before the Meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented thereby in accordance with their best judgment.

                       MANNER AND EXPENSES OF SOLICITATION

      The solicitation of proxies in the accompanying form is made by the Board of Directors and all costs thereof will be borne by the Company. In addition to the solicitation of proxies by the use of the mails, some of the officers, directors and other employees of the Company may also solicit proxies personally or by mail, telephone, or telegraph but they will not receive additional compensation for such services. Brokerage firms, custodians, banks, trustees, nominees or other fiduciaries holding shares of the Common Stock in their names will be requested by the Company to forward proxy material to their principals and will be reimbursed for their reasonable out-of-pocket expenses incurred in respect thereto.


By Order of the Board of Directors



/s/ Deral Knight

Deral Knight, Chairman of the Board,
President and Chief Executive Officer,
Concord Energy Incorporated

                                      PROXY
                           CONCORD ENERGY INCORPORATED
                         1515 Simmons St. - P.O. Box 157
                             Jourdanton, Texas 78026

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned shareholder of Concord Energy Incorporated, a Delaware corporation (the "Company"), hereby appoints Deral Knight, as Proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated below, all the shares of common stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on November 14, 1997, and any adjournment thereof, with all powers which the undersigned would possess if personally present.

     The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company dated October 20, 1997.

                                (Continued and to be signed on the reverse side)

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" THE APPROVAL OF PROPOSALS 2 AND 3.

1. ELECTION OF DIRECTORS
     FOR all nominees listed below (except     WITHHOLD AUTHORITY to vote
     as market to the contrary below) [_}      for all nominees listed below [_]

   (INSTRUCTION:   To  withhold  authority to vote for any  individual  nominee, strike a line through the nominee's name in the list below.)

   Deral Knight, Barry Laidlaw, Neal Glass, Gilbert Goldstein

2. PROPOSAL TO APPROVE THE APPOINTMENT OF HILL, KOTARA & FORD AS AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 1998.

       FOR                           AGAINST                         ABSTAIN

       [_]                             [_]                             [_]

3. In his discretion, the Proxy is authorized to vote upon such other business as may be properly come before the meeting.

   CHECK HERE FOR ADDRESS CHANGE [_]  NEW ADDRESS:______________________________

                                                  ______________________________

                                                  ______________________________

                                                  ______________________________

                                                  Please  sign  exactly  as your
                                                  name   appears   below.   When
                                                  shares   are   held  by  joint
                                                  tenants,   both  should  sign.
                                                  When signing as  attorney,  as
                                                  executor,       administrator,
                                                  trustee  or  guardian,  please
                                                  give full title as such.  If a
                                                  corporation,  please  sign  in
                                                  full    corporate    name   by
                                                  President or other  authorized
                                                  officer.   If  a  partnership,
                                                  please  sign  in   partnership
                                                  name by authorized person.


                                                  Dated: ________________ , 1997

                                                  ______________________________

                                                  Signature

                                                  ______________________________

                                                  Signature if held jointly

                                                  PLEASE  MARK,  SIGN,  DATE AND
                                                  RETURN THE PROXY CARD PROMPTLY
                                                  USING THE ENCLOSED ENVELOPE.